SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)    September 15, 1998
                                                     -------------------
                                                      (August 24, 1998)
                                                     -------------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact Name of Registrant as Specified in its Charter)


                                   Commission
          New Mexico               File Number 1-6986         85-0019030
  ---------------------------                  ------        ------------
 (State or Other Jurisdiction                              (I.R.S. Employer
        of Incorporation)                                Identification Number)



Alvarado Square, Albuquerque, New Mexico                   87158
----------------------------------------                  -------
(Address of Principal Executive Offices)                 (Zip Code)


                                 (505) 241-2700
                     ---------------------------------------
              (Registrant's Telephone Number, Including Area Code)



                     ---------------------------------------
          (Former Name or Former Address if Changed, Since Last Report)




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Item 5. Other Event

Retail Pilot Load Program

As previously reported, the City of Albuquerque ("COA") filed a petition in 1997 with the New Mexico Public Utility Commission ("NMPUC") to institute a small scale retail pilot load aggregation program. The NMPUC Staff presented an alternative to the COA pilot proposal, which proposed a larger pilot that would include a broader mix of customer classes. The NMPUC Staff also proposed that the NMPUC order a separate proceeding to identify what stranded costs, transition costs and administrative costs would be incurred by the Company in connection with a pilot program and the proper methodology for quantifying any appropriate recovery. Hearings were held in April 1998. (See PART I, ITEM 2. -"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OTHER ISSUES FACING THE COMPANY - The City of Albuquerque Retail Pilot Load Aggregation Program" in the quarterly report on Form 10-Q for the quarter ended March 31, 1998.)

The Company has opposed the pilot program on the grounds that (i) the NMPUC is exceeding its statutory authority in implementing such a plan and (ii) the pilot as structured will not offer any valid lessons in the workings of a competitive electric market. The Company still believes that a pilot program designed as part of the framework for overall industry restructuring under legislative direction will have the most value for an effective transition to full retail access.

On August 24, 1998, the Company received an NMPUC order, requiring the Company to start a retail pilot program for a one year period commencing with the first billing cycle in December 1998. The pilot program encompasses 16 MW of the Company's system load within the city of Albuquerque, consisting of 31% residential, 43% commercial, 25% industrial and 1% public streets and highways. The Company will be responsible for billing, metering and collection, as well as load balancing and settlement. The Company will be allowed to seek recovery of all reasonable implementation and administration costs associated with the pilot program in its next general rate case. The Company currently estimates that revenue loss resulting from the pilot and the system installation/implementation costs will be approximately $5.3 million and $1.0 million, respectively. However, the amount of revenue loss is dependent on the actual rates implemented for the pilot, an issue about which the order is unclear.

The order defers any decision on recovery of stranded costs in connection with the pilot, although the NMPUC did lay out certain principles which will guide the NMPUC when this issue arises, including that the Company must demonstrate that it has mitigated any revenue loss from this pilot program through the sales of power in the off-system markets that would have been used to serve pilot participants.

On September 9, 1998, the Company filed a motion with the NMPUC for rehearing. In the filing, the Company requested a delay in implementation of the pilot program to allow reasonable time for installation of the necessary systems to accommodate the pilot program, including time for supplier notification and customer education. The Company also requested that the NMPUC reconsider its determination that it has jurisdiction to order the pilot program. In addition, the Company requested that the NMPUC stay, pending review of such an order by the New Mexico Supreme Court, the effect of the order and of any order on rehearing that would require the Company to participate in a pilot program. If the Company's motion is not granted, the Company intends to appeal to the New Mexico State Supreme Court.

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


SIGNATURES
----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Public Service Company of New Mexico
                                      ------------------------------------
                                                (Registrant)



Date:  September 15, 1998                   /s/ Donna M. Burnett
                                      ------------------------------------
                                           Donna M. Burnett
                                           Corporate Controller and
                                           Chief Accounting Officer








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